Exhibit 4.1

PROMISSORY NOTE

Lender: Bison Entertainment and Media Group	New York, New York
Principal Amount: US $10,000,000.00	December 29, 2017

FOR VALUE RECEIVED, the undersigned, Cinedigm Corp. (the “Borrower”), hereby promises to pay to the each of Bison Entertainment and Media Group (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Loan (as defined in the Loan Agreement referred to below) of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Loan Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Loan from the date made until such principal amount is paid in full, payable at such times and at the interest rate set forth in Section 2.7 of the Loan Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Both principal and interest are payable in Dollars to the Lender to such account maintained by Lender in the United States of America or by such other means to such other address in the United States of America as the Lender shall have notified the Borrower in writing in immediately available funds.

This Note is entitled to the benefits of, the Term Loan Agreement, dated as of December 29, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between the Borrower and the Lender and the other Loan Documents executed in connection therewith. Capitalized terms used herein without definition are used as defined in the Loan Agreement.

The Loan Agreement, among other things, (a) provides for the making of a Loan by the Lender to the Borrower in an aggregate amount equal to the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Loan being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Loan Agreement, including Sections 1.4 (Interpretation), 8.11(a) (Submission to Jurisdiction) and 8.12 (Waiver of Jury Trial) thereof.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Any term of this Note may be amended, and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the Lender.

All notices, requests, consents and other communications required or permitted hereunder shall be in writing (including telecopy or similar writing) and shall be sent to the address of the party and in the manner set forth in the Loan Agreement.

No failure or delay on the part of the Lender hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

In no event shall the amount paid or agreed to be paid to the Lender for the use or forbearance of money to be advanced hereunder exceed the highest lawful rate permissible under the then applicable usury laws. If it is hereafter determined by a court of competent jurisdiction that the interest payable hereunder is in excess of the amount which the Lender may legally collect under the then applicable usury laws, such amount which would be excessive interest shall be applied to the payment of the unpaid principal balance due hereunder and not to the payment of interest.

Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

CINEDIGM CORP.,
as Borrower

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	President, Digital Cinema, General Counsel and Secretary